MOTOROLA SOLUTIONS, INC.
LISTING OF MAJOR SUBSIDIARIES
12/31/2020

EXHIBIT 21

Motorola Solutions Australia Pty. Limited	Australia
Vesta Solutions, Inc.	California, U.S.
Avigilon Corporation	Canada
Motorola Solutions Canada Inc.	Canada
Vesta Solutions Communications Corp.	Canada
Interexport Telecomunicaciones e Integracion de Sistemas S.A.	Chile
Interexport Telecomunicaciones y Servicios S.A.	Chile
Mobilink S.A.	Chile
Quorum II S.A.	Chile
Motorola Solutions (China) Co. Ltd.	China
Digital Recognition Network, Inc.	Delaware, U.S.
Kodiak Networks, Inc.	Delaware, U.S.
Motorola Solutions Credit Company LLC	Delaware, U.S.
Motorola Solutions Funding Corporation	Delaware, U.S.
Network Ventures I, Inc.	Delaware, U.S.
Pelco, Inc.	Delaware, U.S.
VaaS International Holdings, Inc.	Delaware, U.S.
Vigilant Solutions, LLC	Delaware, U.S.
WatchGuard Video, Inc.	Delaware, U.S.
Airwave Solutions Limited	England
Guardian Digital Communications Limited	England
Motorola Solutions International Holding Limited	England
Motorola Solutions UK Acquisition Company Limited	England
Motorola Solutions UK Limited	England
Motorola Solutions UK One LP	England
Motorola Solutions UK Two LP	England
Motorola Solutions Germany GmbH	Germany
Kodiak Networks India Private Limited	India
Vigilant Solutions India Private Limited	India
Motorola Solutions Israel Limited	Israel
Motorola Solutions Malaysia Sdn Bhd	Malaysia
Motorola Solutions (Oman) LLC	Oman
Motorola Solutions Systems Polska Sp.z.o.o.	Poland
Edesix Limited	Scotland
Avtec, LLC	South Carolina, U.S.
420 E Exchange Parkway, LLC	Texas, U.S.
Vigilant Video Co., Ltd	Vietnam